Exhibit 15.1

Swarmer, Inc

4515 Seton Center Pkwy #330

Austin, TX 78759

Re:Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333- 296678) of Swarmer, Inc, filed with the Securities and Exchange Commission on September 16, 2026

Ladies and Gentlemen:

We are aware that our report dated September 11, 2026 on our review of interim financial information of LIMITED LIABILITY COMPANY “JK LAND VEHICLES” (d/b/a Ratel Robotics) as of June 30, 2026, and for the period then ended, is included in this Registration Statement. We further are aware that this report is not considered a “report” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

/s/ SAX LLP

Parsippany, NJ
September 16, 2026